Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

DATED AS OF APRIL 26, 2011

among

MEDIA EXCHANGE GROUP, INC., a Nevada corporation,

INTELLICELL ACQUISITION CORP., a New York corporation

and

INTELLICELL BIOSCIENCES, INC., a New York corporation

AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2011 (the “Agreement”), among MEDIA EXCHANGE GROUP, INC., a Nevada corporation with executive offices located 101 Church Street, Suite 14, Los Gatos, California 95030 (“MEG”), INTELLICELL ACQUISITION CORP., a New York corporation and a wholly-owned subsidiary of MEG with executive offices located at 101 Church Street, Suite 14, Los Gatos, California 95030 (“Acquisition”), and INTELLICELL BIOSCIENCES, INC., a New York corporation with executive offices located at 30 East 76th Street, New York, NY 10021 (“Intellicell”).  Intellicell, in its capacity as the surviving corporation, is hereinafter sometimes referred to as the “Surviving Corporation,” and Acquisition and Intellicell are hereinafter sometimes referred to as the “Constituent Corporations.”

INTRODUCTION

Pursuant hereto, and subject to the terms hereof, the parties hereto intend that Intellicell shall merge (the “Merger”) with Acquisition pursuant to the applicable provisions of the Business Corporation Law of the State of New York (the “NYBCL”).

The location of the definition of capitalized and certain other terms used herein, as well as the first use of such terms herein, is set forth in Section 9.12 hereof.

I.	MERGER; CERTIFICATE OF INCORPORATION AND BY-LAWS; BOARD OF DIRECTORS; OFFICERS

Section 1.01                                Merger.   (a)                                As soon as practicable after the adoption and approval of this Agreement, the Merger, and the other transactions contemplated by the respective stockholders of each of MEG (if required), Acquisition, and Intellicell (unless one or more of the conditions contained in Articles VII and VIII hereof have not then been fulfilled or waived, then as soon as practicable after the fulfillment or waiver of all such conditions), an appropriate Certificate of Merger shall be filed with the New York State Department of State in accordance with Section 904 of the NYBCL, at which time the Merger shall become effective (the “Effective Time”).

(b)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Intellicell and Acquisition shall consummate the Merger pursuant to which (a) Acquisition shall be merged with and into Intellicell and the separate corporate existence of Acquisition shall thereupon cease, (b) Intellicell shall be the Surviving Corporation and shall continue to be governed by the laws of the State of New York, and (c) the separate corporate existence of Intellicell with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 906 of the NYBCL.

Section 1.02	Certificate of Incorporation and By-laws.

(a) The certificate of incorporation and the by-laws of Intellicell as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation and the by-laws of the Surviving Corporation until they are amended.

Section 1.03	Board of Directors and Officers.

(a)           The directors and officers of Intellicell at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to serve, in each case (subject to the Surviving Corporation’s by-laws), until their respective successors shall have been elected and qualified.

(b)           The directors of MEG immediately prior to the Effective Time shall resign effective at the Effective Time and shall appoint the directors and officers of Intellicell at the Effective Time as the directors and officers, respectively, of MEG commencing at the Effective Time, each to serve, in each case (subject to MEG’s by-laws), until their respective successors shall have been elected and qualified.  The officers of MEG immediately prior to the Effective Time shall resign effective at the Effective Time.

II.	STATUS AND CONVERSION OF SECURITIES

Section 2.01	Stock of Intellicell.

(a)           Intellicell Common Stock outstanding at the Effective Time shall, subject to compliance with Section 2.01(c), convert and exchange into common stock and preferred stock of MEG (together, the “MEG Securities”).  The MEG Securities shall be convertible into an aggregate of 36,000,000 shares of MEG Common Stock.  The exchange ratio at which the shares of Intellicell Common Stock shall be converted into and exchanged for shares of MEG Common Stock shall be the “Exchange Ratio”.

(b)           Notwithstanding Section 2.01(a) of this Agreement, merger consideration shall not be issued in respect of any shares of Intellicell Common Stock, the holders of which shall object to the Merger in writing and demand payment of the value of their shares pursuant to, and in accordance with, Section 623 of the NYBCL and as a result payment therefor is made.

(c)           Subject to the provisions of Section 2.01(b) of this Agreement, after the Effective Time, each holder of an outstanding certificate or certificates (the “Old Certificates”) theretofore representing shares of Intellicell Common Stock, upon surrender thereof to Continental Stock Transfer & Trust Company (the “Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates (the “New Certificates”) for the number of shares of MEG Common Stock represented by such Old Certificate or Old Certificates calculated using the Exchange Ratio, which MEG agrees to make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of shares of MEG Common Stock into and for which the shares of Intellicell Common Stock theretofore represented by such surrendered Old Certificates have been converted.  No certificates or scrip for fractional shares of MEG Common Stock will be issued, no MEG stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of MEG.   In lieu of the issuance or recognition of fractional shares of MEG Common Stock or interests or rights therein, the Exchange Agent shall round such fraction to the next higher whole number of shares of MEG Common Stock.  Until surrendered and exchanged, each Old Certificate shall after the Effective Time be deemed for all corporate purposes, other than the payment of dividends or liquidating or other distributions, if any, to holders of record of MEG Common Stock, to represent only the right to receive the number of shares of MEG Common Stock into and for which the shares of Intellicell Common Stock theretofore represented by such Old Certificate shall have been converted.

(d)           If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)           As of the Effective Time, no transfer of the shares of Intellicell Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Old Certificates are presented to MEG or the Surviving Corporation, they shall be exchanged pursuant to Section 2.01(c).

Section 2.02                                Affiliates of Intellicell.  Each of Intellicell and MEG agrees that it will use its best efforts to avoid violating the securities laws of the United States or of any state or other jurisdiction while pursuing the Merger and the other transactions contemplated hereby.  In connection therewith, Intellicell agrees that it shall cause  all persons who are affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), of Intellicell (collectively, the “Intellicell Affiliates”) to (a) not to sell or otherwise dispose of any shares of MEG Common Stock received by such Intellicell Affiliate pursuant to this Agreement in violation of the Securities Act or the rules and regulations thereunder, and (b) to vote all shares of Intellicell Common Stock beneficially owned by such Intellicell Affiliate in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 2.03                                Capital Stock of MEG.  Except as contemplated by this Agreement, all issued shares of MEG Common Stock, whether outstanding or held in the treasury of MEG, shall continue unchanged as shares of capital stock of MEG.

Section 2.04                                Capital Stock of Acquisition.  All shares of capital stock of Acquisition outstanding at the Effective Time shall be converted into and exchanged for 100 shares of common stock of the Surviving Corporation, except that shares of capital stock of Acquisition held in Acquisition’s treasury shall be canceled.

III.	STOCKHOLDER APPROVALS; BOARD OF DIRECTORS’
RECOMMENDATIONS; FILING; EFFECTIVE TIME

Section 3.01                                Stockholder Approvals; Board of Directors’ Recommendations.  Meetings of the stockholders of Acquisition and of Intellicell have been or shall be held in accordance with the law of their respective jurisdiction of incorporation (or actions by written consent in lieu of a meeting of stockholders shall be executed in accordance with the law of their respective jurisdiction of incorporation) as promptly as possible, after requisite prior written notice thereof to the stockholders of the respective corporations in the case of a meeting of stockholders, in each case, among other things, to consider and vote upon the adoption and approval of this Agreement, the Merger, and the other transactions contemplated by this Agreement.  MEG, as the sole stockholder of Acquisition, shall, prior to the Effective Time, vote all shares of capital stock of Acquisition in favor of the adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby.  If a meeting of stockholders of MEG shall be required, subject to its fiduciary duty to stockholders, and/or the stockholders of MEG are required to approve the Merger, the Board of Directors of MEG shall recommend to its stockholders that this Agreement, the Merger, and the other transactions contemplated hereby be adopted and approved.

IV.	CERTAIN EFFECTS OF MERGER

Section 4.01                                Effects Under the NYBCL.   When the Merger has been effected:

(a)           the Surviving Corporation  shall  thereafter,  consistently  with  its  certificate  of  incorporation  as  altered  or established by the merger or  consolidation,  possess  all  the  rights, privileges,  immunities,  powers and purposes of each of the Constituent  Corporations;

(b)           all the property, real and personal,  including  subscriptions  to shares,  causes  of  action  and  every  other  asset  of  each  of  the constituent entities, shall  vest  in  the Surviving Corporation without further act or deed;

(c)           the Surviving Corporation shall assume and be  liable for all the liabilities, obligations and penalties of each of the Constituent Corporations.  No liability or obligation due or to become  due, claim  or  demand  for  any  cause existing against any such Constituent Corporation, or any shareholder, member, officer or director  thereof,  shall  be  released  or  impaired by such merger or consolidation. No action or  proceeding, whether civil or criminal, then pending by  or  against  any  such Constituent Corporation, or any shareholder, member, officer or director thereof, shall abate or be discontinued by such merger or consolidation,  but  may  be  enforced,  prosecuted,  settled  or compromised as if such  merger  or  consolidation  had  not  occurred,  or  such  Surviving Corporation  may  be substituted in such action or special proceeding in place of any Constituent Corporation.

 (d)           the certificate of incorporation  of  the Surviving  Corporation  shall be automatically amended to the extent, if  any, that changes in its certificate of incorporation are set  forth  in the  plan of merger.

Section 4.02                                Reorganization.  The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

V.	COVENANTS

Section 5.01                                Covenants of Intellicell.  Intellicell agrees that, unless MEG otherwise agrees in writing:

(a)           Until the earlier of the Effective Time and the abandonment or termination of the Merger pursuant to Article VII or Article VIII or otherwise (the “Release Time”), no amendment will be made in the certificate of incorporation or by-laws of Intellicell.

(b)           Until the Release Time, no share of capital stock of Intellicell or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share (other than stock options), shall be issued or sold by Intellicell, except in connection with a bridge financing the gross proceeds of which are anticipated to be no more than $3,000,000 (the “Offering”).  The terms of the units offered in the Offering shall conform to the terms attached hereto as Schedule 5.01.

(c)           Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Intellicell in respect of the outstanding shares of Intellicell Common Stock.  Until the Release Time, no direct or indirect redemption, purchase, or other acquisition shall be made by Intellicell of shares of Intellicell Common Stock.

(d)           Until the Release Time, other than in connection with the Offering, Intellicell shall not borrow money, guarantee the borrowing of money, engage in any transaction, or enter into any material agreement other than in connection with the transactions contemplated hereby or in connection herewith or otherwise pursuant to the currently outstanding credit line of Intellicell.  For purposes of this Agreement, references to “material”, as well as correlative terms (e.g., materially, materiality, etc.) shall be deemed to refer to amounts of US$100,000 or more or effects or consequences of US$100,000 or more.

(e)           Until the Release Time, Intellicell will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of MEG and lenders, investors, and prospective lenders and investors free and full access to the plants, properties, books, and records of Intellicell, will permit them to make extracts from and copies of such books and records, and will from time to time furnish MEG with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell as MEG from time to time may request.  Until the Release Time, Intellicell will cause the independent certified public accountants of Intellicell to make available to MEG and its independent certified public accountants the work papers relating to the audits of Intellicell referred to in Section 6.01(c) of this Agreement.

(f)           Until the Release Time, Intellicell will conduct its affairs so that at the Effective Time no representation or warranty of Intellicell will be inaccurate, no covenant or agreement of Intellicell will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Intellicell.  Except as otherwise consented to by MEG in writing, until the Release Time, Intellicell will use its best efforts to preserve the business operations of Intellicell intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Intellicell, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.  Until the Release Time, Intellicell will conduct its affairs in all respects only in the ordinary course, other than in connection with the matters referenced herein.

(g)           Until the Release Time, Intellicell will immediately advise MEG in a detailed written notice of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or the Intellicell Disclosure Letter (as such term is defined in Section 6.01 below), which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(h)           Intellicell shall use its commercially reasonable efforts to insure that all confidential information which Intellicell or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except in the ordinary course of business and for the benefit of Intellicell; provided, however, that the restrictions of this sentence shall not apply (A) after the Merger is abandoned or terminated pursuant to Article VII or Article VIII or otherwise, (B) as may otherwise be required by law, (C) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (D) to the extent the information shall have otherwise become publicly available.

(i)           Before Intellicell releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, Intellicell shall cooperate with MEG, shall furnish drafts of all documents or proposed oral statements to MEG for comment, and shall not release any such information without the written consent of MEG, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent Intellicell from releasing any information if required to do so by law.

(j)           Until the Release Time, Intellicell shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Intellicell, directly or indirectly, to:  (i) initiate contact with any person or entity in an effort to solicit any Intellicell Takeover Proposal (as such term is defined in this Section 5.01(j)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell, to any person or entity in connection with any Intellicell Takeover Proposal; (iii) negotiate with any person or entity with respect to any Intellicell Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect an Intellicell Takeover Proposal.  Intellicell will immediately give written notice to MEG of the details of any Intellicell Takeover Proposal of which Intellicell becomes aware.  As used in this Section 5.01(j), “Intellicell Takeover Proposal” shall mean any proposal, other than as contemplated by this Agreement, (v) for a merger, consolidation, reorganization, other business combination, or recapitalization involving Intellicell for the acquisition of a 5% or greater interest in the equity or in any class or series of capital stock of Intellicell, for the acquisition of the right to cast 5% or more of the votes on any matter with respect to Intellicell or for the acquisition of a substantial portion of any of the assets of Intellicell other than in the ordinary course of its businesses, or (vi) the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or impair the contemplated benefits to MEG or Acquisition of the Merger or any of the other transactions contemplated by this Agreement; such term shall exclude the transactions contemplated hereby or in connection herewith.

(k)           Intellicell shall not make any agreement or reach any understanding not approved in writing by MEG as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(l)           Intellicell shall furnish, or cause to be furnished, for inclusion in the periodic reports of MEG on Forms 8-K, 10-Q, 10-K, or otherwise (such periodic reports, together with all financial statements, exhibits, amendments, and supplements thereto, in the form filed by MEG with the Securities and Exchange Commission (the “SEC”) being hereinafter called the “Periodic Reports”), to be filed pursuant to the Exchange Act in connection with the Merger, or for inclusion in MEG’s filings under state “blue-sky,” securities, or take-over laws, such information about Intellicell or Intellicell’s security holders as may be required or as may be reasonably requested by MEG, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time.  Intellicell represents and warrants that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(m)           Intellicell shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

(n)           Intellicell shall use best efforts to cause the employment agreements between Intellicell and Steven Victor (the “Employment Agreements”) to be duly executed and delivered at or prior to the Effective Time by the parties thereto other than MEG or Acquisition.

Section 5.02                                Covenants of MEG and Acquisition.  MEG and Acquisition each agrees that, unless Intellicell otherwise agrees in writing:

(a)           (i)           Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by MEG in respect of the outstanding shares of MEG Common Stock.

(ii)           Until the Release Time, no share of capital stock of MEG or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by MEG, except in connection with the conversion of debt into capital stock of MEG disclosed in the MEG Disclosure Letter.

(iii)           MEG shall prepare and file with the SEC an information statement on Schedule 14C and , as soon as reasonably practicable, obtain shareholder consent for a (A) reverse split of the outstanding MEG Common Stock on the basis of one share for each 500 shares theretofore held (collectively, the “MEG Charter Amendments”).  MEG shall file all forms with the Financial Industry Regulatory Authority (“FINRA”) to cause such reverse split to be effective.

(b)           Until the Release Time, MEG and Acquisition will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Intellicell free and full access to the plants, properties, books, and records of MEG and Acquisition, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Intellicell with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of MEG and Acquisition as Intellicell from time to time may request.  Until the Release Time, MEG and Acquisition will cause the independent certified public accountants of MEG to make available to Intellicell and its independent certified public accountants the work papers relating to the audits of MEG and Acquisition referred to in Section 6.02(c) of this Agreement.

(c)           Until the Release Time, MEG and Acquisition will conduct their respective affairs, so that at the Effective Time no representation or warranty of MEG or Acquisition will be inaccurate, no covenant or agreement of MEG or Acquisition will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of MEG.  Until the Release Time, Acquisition will conduct no affairs except in connection with this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.  Except as otherwise consented to by Intellicell in writing and except with respect to the Charter Amendments, until the Release Time, MEG will conduct its affairs in all respects only in the ordinary course.

(d)           Until the Release Time, MEG will immediately advise Intellicell in a detailed written notice of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or in the MEG Disclosure Letter (as defined in Section 6.02(a)), which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(e)           MEG and Acquisition shall use its commercially reasonable efforts to insure that all confidential information which MEG, Acquisition, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell, any affiliate of Intellicell, or any customer or supplier of or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity without the prior written consent of Intellicell, which written consent shall not be unreasonably withheld; provided, however, that the restrictions of this sentence shall not apply (i) after the Effective Time, (ii) as may otherwise be required by law, (iii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iv) to the extent the information shall have otherwise become publicly available.  MEG and Acquisition shall, and shall cause all other such persons and entities to, deliver to Intellicell all tangible evidence of the confidential information relating to Intellicell, any affiliate of Intellicell, or (insofar as such confidential information was provided by, or on behalf of, Intellicell, or any such affiliate of Intellicell) any customer or supplier of any of them or any such affiliate to which the restrictions of the foregoing sentence apply immediately after the abandonment or termination of the Merger pursuant to Article VII or Article VIII or otherwise.

(f)           Before MEG or Acquisition releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, MEG and Acquisition shall cooperate with Intellicell, shall furnish drafts of all documents or proposed oral statements to Intellicell for comment, and shall not release any such information without the written consent of Intellicell.  Nothing contained herein shall prevent MEG or Acquisition from releasing any information if required to do so by law.

(g)           Neither MEG nor Acquisition shall make any agreement or reach any understanding not approved in writing by Intellicell as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(h)           MEG and Acquisition shall promptly prepare all required or, in the reasonable opinion of the parties hereto, appropriate Periodic Reports relating to this Agreement, the Merger, and the other transactions contemplated hereby and in connection herewith.  MEG and Acquisition each shall furnish or cause to be furnished, for inclusion in the Periodic Reports, such information about MEG, Acquisition, and MEG’s security holders as may be required or as may be reasonably requested by Intellicell, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respects until the Release Time.  MEG and Acquisition each represents and warrants that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.  MEG and Acquisition each shall also take any action required to be taken by it under state “blue-sky,” securities, or take-over laws in connection with the issuance of MEG Common Stock pursuant to the Merger.  The filings made by MEG within the past six years with the SEC were, if filed under the Exchange Act, prepared in accordance with the then existing requirements of the Exchange Act and the rules and regulations thereunder and, if filed under the Securities Act, prepared in accordance with the then existing requirements of the Securities Act and the rules and regulations thereunder.  Such filings when filed, and the press releases and other public statements MEG has made subsequent to the last such filing when considered together with such filings, did not at the time of filing or issuance of the press releases or other public statements, as the case may be, and (with respect to the press releases and other public statements, when considered together with such filings) do not now (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(i)           Other than as a result of the MEG Charter Amendments, if, prior to the Release Time, MEG Common Stock shall be recapitalized or reclassified or MEG shall effect any stock dividend, stock split, or reverse stock split of MEG Common Stock, then the shares of MEG Common Stock to be delivered under this Agreement or upon exercise, conversion, or exchange of any security to be delivered under this Agreement or assumed by MEG as contemplated by this Agreement shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of such shares of MEG Common Stock or such other security would have been entitled to receive had such stock or such other security been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

(j)           MEG shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

(k)           Until the Release Time, MEG shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of MEG or of Acquisition, directly or indirectly, to contemplate or enter into any transaction the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or impair the contemplated benefits to Intellicell’s stockholders of the Merger or any of the other transactions contemplated by this Agreement.

(l)           (i)  Following the Merger, MEG will cause Surviving Corporation to continue Intellicell’s historic business or to use a significant portion of Intellicell’s historic business assets in a business, in each case within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, Intellicell at the Effective Time constitute Intellicell’s historic business assets and historic business, respectively.

(ii)  Following the merger, MEG will not permit Surviving Corporation to issue additional shares that would result in MEG losing control of Surviving Corporation within the meaning of section 368(c) of the Code.

(m)           MEG shall file with the SEC the annual report on Form 10-K for the year ended December 31, 2010 and all periodic reports (annual reports, quarterly reports and current reports) required to be filed in accordance with its obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, including a Form 8-K for the name change to Media Exchange Group, Inc. and any certificates of designations for MEG preferred stock.

(n)           The officers and directors of MEG shall execute such certificates and representations reasonably requested by Intellicell to confirm that MEG is not a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and that all employment agreements have been terminated and there are no amounts due under any employment agreements.

(o)           At the Effective Time, there shall not be more than an aggregate of 14,000,000 shares of MEG Common Stock issued and outstanding on a fully-diluted basis (including all shares reserved for issuance upon conversion or exercise of outstanding options, warrants, notes, preferred stock or any other securities convertible into MEG Common Stock).

(p)           At the Effective Time, liabilities (including but not limited to accounts payable, accrued liabilities, other payables, short-term debt, long-term debt, convertible notes and other debt) shall be no greater than $1,200,000.

(q)           At the Effective Time, the name of MEG shall be changed to Intellicell BioSciences, Inc.

VI.	REPRESENTATIONS AND WARRANTIES

Section 6.01                                Certain Representations and Warranties of Intellicell.   Except as set forth in the letter, of even date herewith (the “Intellicell Disclosure Letter”), from Intellicell to MEG and Acquisition, which Intellicell Disclosure Letter and the exceptions contained therein shall be deemed to be part of the representations and warranties made in this Section 6.01 and which Intellicell Disclosure Letter shall be delivered by Intellicell to MEG and Acquisition in accordance no later than five days prior to the Effective Time, Intellicell hereby represents and warrants to MEG and Acquisition as of the date hereof and as of the Effective Time that the statements contained in this Section 6.01 are true and correct.  The Intellicell Disclosure Letter shall be arranged in labeled so as to correspond to the numbered and lettered subsections contained in this Section 6.01.

(a)           Except as set forth in the Intellicell Disclosure Letter, Intellicell has no subsidiaries or affiliated corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation).  Intellicell and each subsidiary or affiliated enterprise thereof (each an “Intellicell Subsidiary” and collectively, the “Intellicell Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as conducted on the date hereof and heretofore disclosed to MEG; Intellicell and each Intellicell Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or the conduct of its respective business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the business, prospects, condition (financial or otherwise), and results of operations of Intellicell and the Intellicell Subsidiaries taken as a whole; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; Intellicell and each Intellicell Subsidiary is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its respective business, all of which are valid and in full force and effect; neither Intellicell nor any Intellicell Subsidiary is in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its respective properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of Intellicell and the Intellicell Subsidiaries taken as a whole; and neither Intellicell nor any Intellicell Subsidiary is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over it or over its respective properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of Intellicell and the Intellicell Subsidiaries taken as a whole.

(b)           There is not any pending or, to the best of Intellicell’s knowledge, threatened, action, suit, claim or proceeding against Intellicell or any Intellicell Subsidiary, or any of the officers or directors of Intellicell or any Intellicell Subsidiary or any of the respective properties, assets or rights of Intellicell or any Intellicell Subsidiary, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Intellicell, any Intellicell Subsidiary, or over the directors or officers of Intellicell or any Intellicell Subsidiary or the respective properties of Intellicell or any Intellicell Subsidiary, or otherwise that (i) is reasonably likely to result in any material adverse change in the respective business, prospects, financial condition or results of operations of Intellicell and the Intellicell Subsidiaries taken as a whole or might materially and adversely affect their properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by this Agreement, or (iii) alleging violation of any Federal or state securities laws.

(c)           The authorized capital stock of Intellicell consists of 50,000,000 shares of Intellicell Common Stock, of which  17,376,250 shares of Common Stock are outstanding.  Each of such outstanding shares of Intellicell Common Stock is duly and duly and validly issued and fully paid and nonassessable, and is free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders shall exist with respect to any of such shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof.  Intellicell owns 100% of the issued and outstanding capital stock of each Intellicell Subsidiary.  Except as disclosed in the Intellicell Disclosure Letter, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, Intellicell or any Intellicell Subsidiary, and there is outstanding no security or other instrument convertible into or exchangeable for capital stock of Intellicell or any Intellicell Subsidiary.

           (d)           Intellicell has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of Intellicell have been duly taken to authorize the execution, delivery, and performance of this Agreement by Intellicell, other than approval of the holders of the requisite number of shares of Intellicell Common Stock.  This Agreement has been duly authorized, executed, and delivered by Intellicell, constitutes the legal, valid, and binding obligation of Intellicell, and is enforceable as to Intellicell in accordance with its terms.  Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Intellicell for the execution, delivery, or performance of this Agreement by Intellicell.  No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Intellicell is a party, or to which its or any of its businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in the Intellicell Disclosure Letter); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in the Intellicell Disclosure Letter are obtained prior to the Effective Time) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Intellicell or the Surviving Corporation to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of Intellicell or any Intellicell Subsidiary, or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Intellicell or any Intellicell Subsidiary or to which any of its respective businesses, properties, or assets are subject.  Except as set forth in the Intellicell Disclosure Letter, neither Intellicell or any Intellicell Subsidiary nor any of its respective officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions contemplated by this Agreement.

(e)           Rosen Seymour Shapss Martin & Company LLP (the “Auditors”)  shall have examined the consolidated financial statements of Intellicell, together with the related schedules and notes, for the period ended December 31, 2010. The Auditors are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and the audited consolidated financial statements of Intellicell, together with the related schedules and notes, and the unaudited consolidated financial information, fairly present and will fairly present the consolidated financial position and the consolidated results of operations of Intellicell at the respective dates and for the respective periods to which they apply; and all consolidated audited financial statements of Intellicell, together with the related schedules and notes, and the unaudited consolidated financial information, have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present and will fairly present, subject in the case of the unaudited financial statements, to customary year end audit adjustments, the consolidated financial position of Intellicell as at the dates thereof and the results of its operations and cash flows. The procedures pursuant to which the aforementioned financial statements have been audited are compliant with generally accepted auditing standards. Since the Last Intellicell Balance Sheet Date:

(i)           There has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell and the Intellicell Subsidiaries taken as a whole.

(ii)           Intellicell has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Intellicell.

(iii)           The operations and businesses of Intellicell and the Intellicell Subsidiaries have been conducted in all respects only in the ordinary course.

(iv)           Neither Intellicell nor any Intellicell Subsidiary has committed to or consummated any transaction that is material to Intellicell and the Intellicell Subsidiaries taken as a whole.

(v)           Neither Intellicell nor any Intellicell Subsidiary has committed to or incurred any obligation, direct or contingent, that is material to Intellicell and the Intellicell Subsidiaries taken as whole, except such obligations as have been incurred in the ordinary course of business.

(vi)           Neither Intellicell nor any Intellicell Subsidiary has authorized any change to its the respective capital stock or outstanding indebtedness that is material to Intellicell and the Intellicell Subsidiaries taken as a whole.

(vi)           Neither Intellicell nor any Intellicell Subsidiary has suffered any loss or damage (whether or not insured) to the property thereof which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations Intellicell and the Intellicell Subsidiaries taken as a whole.

Other than a “going concern” qualification in the report of the Auditors with respect to the financial statements of Intellicell, there is no fact known to Intellicell which materially adversely affects or in the future (as far as Intellicell can reasonably foresee) may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell and the Intellicell Subsidiaries taken as a whole; provided, however, that Intellicell expresses no opinion as to political or economic matters of general applicability.  Intellicell has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

(f)           (i)           Neither Intellicell nor any Intellicell Subsidiary owns any real property.  Intellicell and/or the Intellicell Subsidiaries have good title to all personal properties and assets material to Intellicell and the Intellicell Subsidiaries taken as a whole and used in their respective businesses or owned by them (except real and other properties and assets material to Intellicell and the Intellicell Subsidiaries taken as a whole as are held pursuant to leases or licenses described in the Intellicell Disclosure Letter, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in the Intellicell Disclosure Letter.

(ii)           Set forth in the Intellicell Disclosure Letter is a true and complete list of all tangible properties and assets owned by Intellicell or any Intellicell Subsidiary or leased or licensed by Intellicell or any Intellicell Subsidiary from or to a third party (including inventory but not including Intangibles (as hereinafter defined)), and with respect to such properties and assets leased or licensed by Intellicell or any Intellicell Subsidiary from or to a third party, a description of such lease or license.  All such properties and assets (including Intangibles) owned by Intellicell or any Intellicell Subsidiary are reflected on the Last Intellicell Balance Sheet (except for acquisitions subsequent to the Last Intellicell Balance Sheet Date and prior to the Effective Time).  All tangible properties and assets owned by Intellicell or any Intellicell Subsidiary or leased or licensed by Intellicell or any Intellicell Subsidiary from or to a third party are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the businesses of Intellicell and the Intellicell Subsidiaries excepted).

(iii)           To the best of the knowledge of Intellicell, no real property leased or licensed by Intellicell or any Intellicell Subsidiary from or to a third party lies in an area which is, or will be, subject to zoning, use, or building code restrictions which would prohibit, and, to the best of the knowledge of Intellicell, no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, or licensing of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, or licensing of such real property in the businesses in which Intellicell or any Intellicell Subsidiary is now engaged or the businesses in which it contemplates engaging.

(iv)           The properties and assets (including Intangibles) owned by Intellicell and the Intellicell Subsidiaries (other than those leased or licensed by Intellicell or any Intellicell Subsidiary to a third party) or leased or licensed by Intellicell or any Intellicell Subsidiary from a third party constitute all such properties and assets which are necessary to the businesses of Intellicell and the Intellicell Subsidiaries as presently conducted.

(g)           The Intellicell Disclosure Letter contains a true, correct, and complete list of all material contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to Intellicell or any Intellicell Subsidiary.  Intellicell has furnished to the Purchaser (i) the charter and by-laws of Intellicell and each Intellicell Subsidiary and all amendments thereto, as presently in effect, and (ii) the following:  (A) true and correct copies of all material contracts, agreements, and instruments referred to in this paragraph (g); (B) true and correct copies of all material leases and licenses referred to in Section 6.01(f) and Section 6.01(j); and (C) true and correct written descriptions of all material supply, distribution, agency, financing, or other arrangements or understandings to which Intellicell or any Intellicell Subsidiary is a party.  To the best of the knowledge of the Intellicell, neither Intellicell or any Intellicell Subsidiary nor (to the knowledge of Intellicell) any other party to any such material contract, agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, any term thereof, and each such material contract, agreement, instrument, lease, or license is in full force and is (to the best of the knowledge of Intellicell in the case of third parties) the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its respective terms.  Each such material supply, distribution, agency, financing, or other arrangement or understanding is a valid and continuing arrangement or understanding; neither Intellicell or any Intellicell Subsidiary nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way.  Intellicell and each Intellicell Subsidiary enjoys peaceful and undisturbed possession under all material leases and licenses under which it is operating.  Neither Intellicell nor any Intellicell Subsidiary is party to, or bound by, any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or (to the knowledge of Intellicell) may in the future have a material adverse effect on the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell and the Intellicell Subsidiaries taken as a whole. Neither Intellicell nor any Intellicell Subsidiary has engaged within the last five years in, is engaging in, or intends to engage in any transaction with, or has had within the last five years, now has, or intends to have any material contract, agreement, instrument, lease, license, arrangement, or understanding with, any stockholder of Intellicell or any Intellicell Subsidiary, any director, officer, or employee of Intellicell or any Intellicell Subsidiary (except for employment agreements and employment and compensation arrangements listed in the Intellicell Disclosure Letter), any relative or affiliate of any stockholder of Intellicell or of any such director, officer, or employee, or any other corporation or enterprise in which any stockholder of Intellicell, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest, other than those listed and so specified in the Intellicell Disclosure Letter.  The stock ledgers and stock transfer books relating to all issuances and transfers of stock by Intellicell and each Intellicell Subsidiary and the minute book records of Intellicell and each Intellicell Subsidiary and all proceedings of the respective stockholders and the Board of Directors and committees thereof since its incorporation made available to counsel to MEG are the original stock ledgers and stock transfer books and minute book records of Intellicell and the Intellicell Subsidiaries or exact copies thereof.  Neither Intellicell nor any Intellicell Subsidiary is in violation or breach of, or in default with respect to, any term of its respective certificate of incorporation (or other charter document) or by-laws.

(h)           Intellicell and the Intellicell Subsidiaries have and at the Effective Time shall have no liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”), and liabilities to customers or suppliers.  Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes, if any, in the Last Intellicell Balance Sheet are sufficient for all accrued and unpaid Taxes of the Intellicell, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Intellicell Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Agreement by Intellicell will not cause any Taxes to be payable (other than those that may possibly be payable by stockholders of Intellicell) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes other than on the properties or assets of the stockholders of Intellicell.  The Internal Revenue Service has audited and settled or the statute of limitations has run upon all federal income tax returns of Intellicell for all taxable years up to and including the taxable year ended December 31, 2004.  Intellicell and each Intellicell Subsidiary has filed all federal, state, local, and foreign tax returns required to be filed by it; has made provided to MEG a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the Last Intellicell Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to MEG a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.  Intellicell and each Intellicell Subsidiary has paid all taxes payable thereby due on or prior to the date hereof.

(i)           (i)           Except as set forth in the Intellicell Disclosure Letter, neither Intellicell nor any Intellicell Subsidiary has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written, except as set forth in the Intellicell Disclosure Letter.   Intellicell has furnished to MEG true and correct copies, of all documents evidencing plans, obligations, or arrangements referred to in the Intellicell Disclosure Letter (or true and correct written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, so initialed, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans.

(ii)           The Intellicell Disclosure Letter contains a true and correct statement of the names, relationship with Intellicell or the relevant Intellicell Subsidiary, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ending December 31, 2010 of each director, officer, or other employee thereof whose aggregate compensation for the fiscal year ending December 31, 2010 exceeded US$50,000 or whose aggregate compensation presently exceeds the rate of US$50,000 per annum.  Since December 31, 2010, Intellicell has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any employee benefit plan or program of Intellicell or any Intellicell Subsidiary been instituted or amended to increase benefits thereunder.

(iii)           There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the best of Intellicell’s knowledge, threatened which involve any employees employed in connection with the business of Intellicell or the Intellicell Subsidiaries. Intellicell and each Intellicell Subsidiary has complied and is complying in all material respects with all Laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. Neither of Intellicell nor any Intellicell Subsidiary is a party to any collective bargaining or union contract, and to the best of Intellicell’s knowledge, there exists no current union organizational effort with respect to any employee of Intellicell or any Intellicell Subsidiary. Neither Intellicell nor any Intellicell Subsidiary has experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof.

           (j)           Neither Intellicell nor any Intellicell Subsidiary owns or has pending, or is licensed or otherwise permitted to use, any material patent, patent application, trademark, trademark application, service mark, copyright, copyright application, franchise, trade secret, computer program (in object or source code or otherwise), or other intangible property or asset (collectively, “Intangibles”), other than as described in the Intellicell Disclosure Letter.  Each Intangible is validly issued and is currently in force and uncontested in all jurisdictions in which it is used or in which such use is contemplated.  The Intellicell Disclosure Letter contains a true and correct listing of: (i) all Intangibles which are owned (either in whole or in part), used by, or licensed to Intellicell or any Intellicell Subsidiary or which otherwise relate to the businesses of Intellicell or any Intellicell Subsidiary, and a description of each such Intangible which identifies its owner, registrant, or applicant; (ii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Intellicell or any Intellicell Subsidiary owns or uses any Intangible (whether or not under license from third parties), together with the identification of the owner, registrant, or applicant of each such Intangible; (iii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which Intellicell or any Intellicell Subsidiary grants the right to use any Intangible; and (iv) all validity, infringement, right-to-use, or other opinions of counsel (whether in-house or outside) which concern the validity, infringement, or enforceability of any Intangible owned or controlled by a party other than Intellicell or any Intellicell Subsidiary which relates to the businesses, properties, or assets of Intellicell or any Intellicell Subsidiary.  Except as specified in the Intellicell Disclosure Letter:  (v) Intellicell or a Intellicell Subsidiary is the sole and exclusive owner or licensee of, and (other than those licensed by Intellicell to any Intellicell Subsidiary to a third party) has the right to use, all Intangibles; (vi) no Intangible is subject to any order, judgment, decree, contract, agreement, instrument, lease, or license restricting the scope of the use thereof; (vii) during the last five years, neither Intellicell nor any Intellicell Subsidiary has been charged with, or has charged others with, unfair competition, infringement of any Intangible, or wrongful use of confidential information, trade secrets, or secret processes; and (viii) neither Intellicell nor any Intellicell Subsidiary is using any patentable invention, confidential information, trade secret, or secret process of others.  There is no right under any Intangible necessary to the businesses of Intellicell or any Intellicell Subsidiary as presently conducted or as it contemplates conducting, except such as are so designated in the Intellicell Disclosure Letter.  Neither Intellicell nor any Intellicell Subsidiary has infringed, is not infringing, and has not received notice of infringement in respect of the Intangibles or asserted Intangibles of others, nor has Intellicell or any Intellicell Subsidiary been advised by counsel or others that it is infringing or may infringe the Intangibles or asserted Intangibles of others if any currently contemplated business activity is effectuated.  To the knowledge of Intellicell, there is no infringement by others of Intangibles of Intellicell or any Intellicell Subsidiary.  As far as Intellicell can foresee, there is no Intangible or asserted Intangible of others that may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Intellicell and the Intellicell Subsidiaries taken as a whole.  All contracts, agreements, instruments, leases, and licenses pertaining to Intangibles to which Intellicell or any Intellicell Subsidiary is a party, or to which any of its respective businesses, properties, or assets are subject, are in compliance with all laws, rules, regulations, orders, judgments, and decrees binding on Intellicell or any Intellicell Subsidiary or to which any of its respective businesses, properties, or assets are subject.  The trademarks, tradenames, and service marks used by Intellicell and the Intellicell Subsidiaires to identify, respectively, their products, businesses, and services are set forth in the Intellicell Disclosure Letter. No Intellicell shareholder, director, officer, or employee of Intellicell or any Intellicell Subsidiary, and, to the knowledge of Intellicell, no relative or affiliate of any Intellicell shareholder or any such director, officer, or employee, nor any other corporation or enterprise in which any Intellicell shareholders, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the businesses of Intellicell or any Intellicell Subsidiary.

(k)           All policies of fire and other insurance against casualty and other losses and public liability insurance carried by Intellicell and the Intellicell Subsidiaries are described in the Intellicell Disclosure Letter and are in full force and effect.  A full and complete copy of each such insurance policy has been provided to MEG.  All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable.  Neither Intellicell nor any Intellicell Subsidiary has failed to give any notice or present any claim under any insurance policy in due and timely fashion.  There are no actual claims or claims threatened in writing against Intellicell or any Intellicell Subsidiary which could come within the scope of such coverage nor are any such policies currently threatened with cancellation.  There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the respective assets, the businesses, or operations of Intellicell or any Intellicell Subsidiary or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the respective assets of Intellicell or any Intellicell Subsidiary or requiring or recommending any equipment or facilities to be installed on any premises from which the respective businesses of Intellicell or any Intellicell Subsidiary is conducted or in connection with any of the respective assets thereof.  Neither Intellicell nor any Intellicell Subsidiary has any knowledge of any material proposed increase in applicable insurance rates or of any conditions or circumstances applicable to the respective businesses thereof that might result in such increases.  No such policy is terminable by virtue of the transactions contemplated by this Agreement.

(l)           There has been no termination or cancellation of any relationship between Intellicell or by Intellicell Subsidiary and any material supplier, or any customer or group of customers which, individually or in the aggregate, represented more than five (5%) percent of the gross revenues of Intellicell taken as a whole during the year ended December 31, 2010, nor is there any reason to believe that any such terminations or cancellations of such magnitudes are pending or threatened.

(m)           No representation or warranty by Intellicell in this Agreement contains, or at the Effective Time will contain, an untrue statement of material fact or omits or at the Effective Time will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

(n)           Intellicell and each Intellicell Subsidiary is in compliance in all material respects with, and is not in violation of, applicable local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.  Neither Intellicell nor any Intellicell Subsidiary is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(o)           Intellicell has not, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the MEG Common Stock.

(p)           There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by Intellicell to, or for the benefit of, any of the officers, directors, or director-nominees of Intellicell or any of the members of the families of any of them, except as disclosed in the Intellicell Disclosure Letter.

(q)           Intellicell has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by Intellicell or Intellicell in connection with the Merger or any other transaction involving Intellicell and Intellicell.

(r)           Except as set forth in the Intellicell Disclosure Letter, no stockholder of Intellicell has any right to request or require Intellicell to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

           (s)           Intellicell has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted, and intends in the future, to conduct its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

           (t)           (i)           Neither Intellicell or any Intellicell Subsidiary, nor any person or entity acting on behalf or at the request of Intellicell or any Intellicell Subsidiary has, at any time during the last ten years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

           (ii)           Neither Intellicell or any Intellicell Subsidiary, nor, to the best knowledge of Intellicell, any director, officer, agent, employee, or other person associated with, or acting on behalf of, Intellicell or any Intellicell Subsidiary, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.  Intellicell’s internal accounting controls and procedures are sufficient to cause Intellicell and the Intellicell Subsidiaries to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

                      (iii)           Neither any Intellicell or any Intellicell Subsidiary, nor any officer, director or affiliate of Intellicell or any Intellicell Subsidiary, has been, within the ten years ending at the Effective Time, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

           (p)           Neither Intellicell nor any Intellicell Subsidiary, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the MEG Common Stock to facilitate the sale or resale of the Shares.

           (q)            (i)           Intellicell and each Intellicell Subsidiary is in compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) that are applicable to its business, (ii) neither Intellicell nor any Intellicell Subsidiary has received notice from any governmental authority or third party of an asserted claim under Environmental Laws, (iii) to the best knowledge of Intellicell, neither Intellicell nor any Intellicell Subsidiary is likely to be required to make future material capital expenditures to comply with Environmental Laws (iv) no property which is owned, leased or occupied by Intellicell or any Intellicell Subsidiary has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law, and (v) neither Intellicell nor any Intellicell Subsidiary is in violation of any federal or state law or regulation relating to occupational safety or health.

           (r)           There are no outstanding loans, advances or guarantees of indebtedness by Intellicell or any Intellicell Subsidiary to, or for the benefit of, any of the officers, directors, or director-nominees of either of the foregoing or any of the members of the families of any of them.

           (s)           No stockholder of Intellicell has any right to request or require Intellicell to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

                      (t)           Intellicell and each Intellicell Subsidiary is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, including, without limitation, Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto or thereunder.  Neither Intellicell nor any Intellicell Subsidiary is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

Section 6.02                                Representations and Warranties of MEG. Except as set forth in the letter, of even date herewith (the “MEG Disclosure Letter”), from MEG to Intellicell, which MEG Disclosure Letter and the exceptions contained therein shall be deemed to be part of the representations and warranties made in this Section 6.02 and which MEG Disclosure Letter shall be delivered by MEG to Intellicell in accordance no later than five days prior to the Effective Time, or the SEC Documents (as hereinafter defined), which SEC Documents shall be deemed to be part of the representations and warranties made in this Section 6.02, MEG hereby represents and warrants to Intellicell as of the date hereof and as of the Effective Time that the statements contained in this Section 6.02 are true and correct.  The MEG Disclosure Letter shall be arranged in labeled so as to correspond to the numbered and lettered subsections contained in this Section 6.02.

(a)            (i)           The MEG Common Stock has been registered under Section 12(g) of the Exchange Act or is otherwise subject to Section 15(d) of the Exchange Act, and MEG is subject to the periodic reporting requirements of Section 13 of the Exchange Act.  MEG has made available to Intellicell true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act, as such documents have been amended since the time of the filing thereof (collectively, including all forms, reports, schedules, statements, exhibits, and other documents filed by MEG therewith, the “SEC Documents”).  The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (A) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (B) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

(ii)           MEG maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that:

(A)           all material information concerning MEG and the MEG Subsidiaries (as hereinafter defined) is made known on a timely basis to the individuals responsible for the preparation of MEG’s filings with the SEC and other public disclosure documents;

(B)           transactions are executed in accordance with management’s general or specific authorizations;

(C)           transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability;

(D)           access to assets is permitted only in accordance with management’s general or specific authorization; and

(E)           the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)           MEG has made available to Intellicell copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  The books, records and accounts of MEG and the MEG Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, MEG and the MEG Subsidiaries all to the extent required by generally accepted accounting principles.

(iv)           The Chief Executive Officer and the Chief Financial Officer of MEG has signed, and MEG has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither MEG nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(v)           MEG has heretofore made available to Intellicell complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to Intellicell the matters and statements made in such certificates.

(b)           At the date hereof and at the Effective Time:

(i)           the MEG Common Stock is eligible to trade and be quoted on, and is quoted on,  the over-the-counter market (the “OTCQB”) under the name “Media Exchange Group, Inc.” and has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange;

(ii)           MEG has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC;

(iii)           MEG has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the MEG Common Stock for quotation on the OTCQB; and

(iv)           the MEG Common Stock is eligible for participation in The Depository Trust & Clearing Corporation book entry system.

(c)           Except as set forth in the SEC Documents, MEG has no subsidiaries or affiliated corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation).  MEG and each subsidiary or affiliated enterprise thereof (each an “MEG Subsidiary” and collectively, the “MEG Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as conducted on the date hereof and heretofore disclosed to MEG; MEG and each MEG Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the business, prospects, condition (financial or otherwise), and results of operations of MEG and the MEG Subsidiaries taken as a whole; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; MEG and each MEG Subsidiary is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its respective business, all of which are valid and in full force and effect; MEG and each MEG Subsidiary is not in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of MEG and the MEG Subsidiaries taken as a whole; and neither MEG nor any MEG Subsidiary is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over it or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of MEG and the MEG Subsidiaries taken as a whole.

(d)           There is not any pending or, to the best of MEG’s knowledge, threatened, action, suit, claim or proceeding against MEG or any MEG Subsidiary, or any of the officers or directors of MEG or any MEG Subsidiary or any of the respective properties, assets or rights of MEG or any MEG Subsidiary, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over MEG, any MEG Subsidiary, or over the directors or officers of MEG or any MEG Subsidiary or the respective properties of MEG or any MEG Subsidiary, or otherwise that (i) is reasonably likely to result in any material adverse change in the respective business, prospects, financial condition or results of operations of MEG and the MEG Subsidiaries taken as a whole or might materially and adversely affect their properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by this Agreement, or (iii) alleging violation of any Federal or state securities laws.

(e)           (i)           Without giving effect to the MEG Charter Amendments, the authorized capital stock of MEG consists of 250,000,000 shares of MEG Common Stock, of which 234,260,702 shares of Common Stock are outstanding, and 1,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 150,000 shares are designated as Class A Preferred Stock and 150,000 of which are outstanding.  Each of such outstanding shares of MEG Common Stock is duly and duly and validly issued and fully paid and nonassessable, and is free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders shall exist with respect to any of such shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof.  MEG owns 100% of the issued and outstanding capital stock of each MEG Subsidiary.  Except as disclosed in the MEG Disclosure Letter, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, MEG or any MEG Subsidiary, and there is outstanding no security or other instrument convertible into or exchangeable for capital stock of MEG or any MEG Subsidiary.

(ii)           Giving effect to the MEG Charter Amendments and the filing of the MEG Preferred Stock Certificate of Designations, the authorized capital stock of MEG consists of 250,000,000 shares of MEG Common Stock, of which 468,521 shares of Common Stock are outstanding, and 1,000,000 shares of “blank check” preferred stock, par value $0.001 per share, no shares of which are outstanding, but of which 150,000 have been designated as MEG Preferred Stock.

(iii)                                           (iii)           Assuming without investigation that the shares of Intellicell Common Stock at the Effective Time will be validly authorized, validly issued, fully paid, and nonassessable, the shares of MEG Preferred Stock to be issued in the Merger are validly authorized and, when the Merger has become effective and the shares of MEG Preferred Stock have been duly delivered pursuant to the terms of this Agreement, such shares of MEG Preferred Stock will be validly issued, fully paid, and nonassessable.  The shares of MEG Common Stock to be issued upon conversion of the MEG Preferred Stock are validly authorized and, when the shares of MEG Common Stock issuable upon such conversion have been duly delivered pursuant to the terms of this Agreement, such shares of MEG Common Stock will be validly issued, fully paid, and nonassessable.

(f)           Each of MEG and Acquisition has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of each of MEG and Acquisition have been duly taken to authorize the execution, delivery, and performance of this Agreement by MEG.  This Agreement has been duly authorized, executed, and delivered by each of MEG and Acquisition, constitutes the legal, valid, and binding obligation of each MEG and Acquisition, and is enforceable as to each of MEG and Acquisition in accordance with its terms.  Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by MEG or Acquisition for the execution, delivery, or performance of this Agreement by MEG or Acquisition.  No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which MEG or Acquisition is a party, or to which its or any of its businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in the MEG Disclosure Letter); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in the MEG Disclosure Letter are obtained prior to the Effective Time) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of MEG or the Surviving Corporation to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of each of MEG and Acquisition, or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on MEG or Acquisition or to which any of its businesses, properties, or assets are subject.  Except as set forth in the MEG Disclosure Letter, neither MEG nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions contemplated by this Agreement.

(g)            Sherb & Co. examined the consolidated financial statements of MEG, together with the related schedules and notes, for the years ended December 31, 2008, 2009 and 2010 (the “Auditors”), are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and the audited consolidated financial statements of MEG, together with the related schedules and notes, and the unaudited consolidated financial information, fairly present and will fairly present the consolidated financial position and the consolidated results of operations of MEG at the respective dates and for the respective periods to which they apply; and all consolidated audited financial statements of MEG, together with the related schedules and notes, and the unaudited consolidated financial information, have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present and will fairly present, subject in the case of the unaudited financial statements, to customary year end audit adjustments, the consolidated financial position of MEG as at the dates thereof and the results of its operations and cash flows. The procedures pursuant to which the aforementioned financial statements have been audited are compliant with generally accepted auditing standards. Since the Last MEG Balance Sheet Date:

(i)           There has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of MEG and the MEG Subsidiaries taken as a whole.

(ii)           MEG has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of MEG.

(iii)           The operations and businesses of MEG and the MEG Subsidiaries have been conducted in all respects only in the ordinary course.

(iv)           Neither MEG nor any MEG Subsidiary has committed to or consummated any transaction that is material to MEG and the MEG Subsidiaries taken as a whole.

(v)           Neither MEG nor any MEG Subsidiary has committed to or incurred any obligation, direct or contingent, that is material to MEG and the MEG Subsidiaries taken as whole, except such obligations as have been incurred in the ordinary course of business.

(vi)           MEG has not authorized any change its the capital stock or outstanding indebtedness of the MEG or any MEG Subsidiary that is material to MEG and the MEG Subsidiaries taken as a whole.

(vi)           Neither MEG nor any MEG Subsidiary has suffered any loss or damage (whether or not insured) to the property of the either MEG or any MEG Subsidiary which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations MEG and the MEG Subsidiaries taken as a whole.

Other than a “going concern” qualification in the report of the Auditors with respect to the financial statements of MEG, there is no fact known to MEG which materially adversely affects or in the future (as far as MEG can reasonably foresee) may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of MEG and the MEG Subsidiaries taken as a whole; provided, however, that MEG expresses no opinion as to political or economic matters of general applicability.  MEG has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

(h)           (i)           MEG owns no real property.  MEG and/or the MEG Subsidiaries have good title to all personal properties and assets material to MEG and the MEG Subsidiaries taken as a whole and used in their respective businesses or owned by them (except real and other properties and assets material to MEG and the MEG Subsidiaries taken as a whole as are held pursuant to leases or licenses described in the MEG Disclosure Letter, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in the MEG Disclosure Letter or described in the SEC Documents).

(ii)           Set forth in the SEC Documents is a description of all material tangible properties and assets owned by MEG or any MEG Subsidiary or leased or licensed by MEG or any MEG Subsidiary from or to a third party (including inventory but not including Intangibles (as hereinafter defined)), and with respect to such properties and assets leased or licensed by MEG or any MEG Subsidiary from or to a third party, a description of such lease or license.  All such properties and assets (including Intangibles) owned by MEG or any MEG Subsidiary are reflected on the Last MEG Balance Sheet (except for acquisitions subsequent to the Last MEG Balance Sheet Date and prior to the Effective Time).  All tangible properties and assets owned by MEG or any MEG Subsidiary or leased or licensed by MEG or any MEG Subsidiary from or to a third party are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the businesses of MEG and the MEG Subsidiaries excepted).

(iii)           To the best of the knowledge of MEG, no real property leased or licensed by MEG or any MEG Subsidiary from or to a third party lies in an area which is, or will be, subject to zoning, use, or building code restrictions which would prohibit, and, to the best of the knowledge of MEG, no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, or licensing of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, or licensing of such real property in the businesses in which MEG or any MEG Subsidiary is now engaged or the businesses in which it contemplates engaging.

(iv)           The properties and assets (including Intangibles) owned by MEG and the MEG Subsidiaries (other than those leased or licensed by MEG or any MEG Subsidiary to a third party) or leased or licensed by MEG or any MEG Subsidiary from a third party constitute all such properties and assets which are necessary to the businesses of MEG and the MEG Subsidiaries as presently conducted.

(i)           The MEG Disclosure Letter contains a true, correct, and complete description of all material contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to MEG or any MEG Subsidiary.  MEG has furnished to the Purchaser (i) the charter and by-laws of MEG and each MEG Subsidiary and all amendments thereto, as presently in effect, and (ii) the following:  (A) true and correct copies of all material contracts, agreements, and instruments referred to in this paragraph (g); (B) true and correct copies of all material leases and licenses referred to in Section 6.02(f) and Section 6.02(l); and (C) true and correct written descriptions of all material supply, distribution, agency, financing, or other arrangements or understandings to which MEG or any MEG Subsidiary is a party.  To the best of the knowledge of the MEG, neither MEG or any MEG Subsidiary nor (to the knowledge of MEG) any other party to any such material contract, agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, any term thereof, and each such material contract, agreement, instrument, lease, or license is in full force and is (to the best of the knowledge of MEG in the case of third parties) the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its respective terms.  Each such material supply, distribution, agency, financing, or other arrangement or understanding is a valid and continuing arrangement or understanding; neither MEG or any MEG Subsidiary nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way.  MEG and each MEG Subsidiary enjoys peaceful and undisturbed possession under all material leases and licenses under which it is operating.  Neither MEG nor any MEG Subsidiary is party to, or bound by, any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or (to the knowledge of MEG) may in the future have a material adverse effect on the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of MEG and the MEG Subsidiaries taken as a whole. Neither MEG nor any MEG Subsidiary has engaged within the last five years in, is engaging in, or intends to engage in any transaction with, or has had within the last five years, now has, or intends to have any material contract, agreement, instrument, lease, license, arrangement, or understanding with, any stockholder of MEG or any MEG Subsidiary, any director, officer, or employee of MEG or any MEG Subsidiary (except for employment agreements and employment and compensation arrangements listed in the MEG Disclosure Letter), any relative or affiliate of any stockholder of MEG or of any such director, officer, or employee, or any other corporation or enterprise in which any stockholder of MEG, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest, other than those listed and so specified in the MEG Disclosure Letter.  The stock ledgers and stock transfer books relating to all issuances and transfers of stock by MEG and each MEG Subsidiary and the minute book records of MEG and each MEG Subsidiary and all proceedings of the respective stockholders and the Board of Directors and committees thereof since its incorporation made available to counsel to MEG are the original stock ledgers and stock transfer books and minute book records of MEG and the MEG Subsidiaries or exact copies thereof.  Neither MEG nor any MEG Subsidiary is in violation or breach of, or in default with respect to, any term of its respective certificate of incorporation (or other charter document) or by-laws.

(j)           MEG and the MEG Subsidiaries have and at the Effective Time shall have no liability of any nature, accrued or contingent, including, without limitation, liabilities for Taxes and liabilities to customers or suppliers.  Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes, if any, in the Last MEG Balance Sheet are sufficient for all accrued and unpaid Taxes of MEG and the MEG Subsidiaries, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last MEG Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Agreement by MEG will not cause any Taxes to be payable (other than those that may possibly be payable by stockholders of MEG) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes other than on the properties or assets of the stockholders of MEG.  The Internal Revenue Service has audited and settled or the statute of limitations has run upon all federal income tax returns of MEG for all taxable years up to and including the taxable year ended December 31, 2004.  MEG and each MEG Subsidiary has filed all federal, state, local, and foreign tax returns required to be filed by it; has made provided to MEG a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the Last MEG Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to MEG a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.  MEG and each MEG Subsidiary has paid all taxes payable thereby due on or prior to the date hereof.

(k)           (i)           Except as set forth in the SEC Documents, neither MEG nor any MEG Subsidiary has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.   MEG has furnished to MEG true and correct copies, of all documents evidencing plans, obligations, or arrangements referred to in the SEC Documents (or true and correct written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, so initialed, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans.

(ii)           The MEG Disclosure Letter contains a true and correct statement of the names, relationship with MEG or the relevant MEG Subsidiary, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ending December 31, 2010 of each director, officer, or other employee thereof whose aggregate compensation for the fiscal year ending December 31, 2010 exceeded US$50,000 or whose aggregate compensation presently exceeds the rate of US$50,000 per annum.  Since December 31, 2010, MEG has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any employee benefit plan or program of MEG or any MEG Subsidiary been instituted or amended to increase benefits thereunder.

(iii)           There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the best of MEG’s knowledge, threatened which involve any employees employed in connection with the business of MEG or the MEG Subsidiaries. MEG and each MEG Subsidiary has complied and is complying in all material respects with all Laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. Neither of MEG nor any MEG Subsidiary is a party to any collective bargaining or union contract, and to the best of MEG’s knowledge, there exists no current union organizational effort with respect to any employee of MEG or any MEG Subsidiary. Neither MEG nor any MEG Subsidiary has experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof.

(l)           Neither MEG nor any MEG Subsidiary owns or has pending, or is licensed or otherwise permitted to use, any material Intangibles, other than as described in the MEG Disclosure Letter.  Each Intangible is validly issued and is currently in force and uncontested in all jurisdictions in which it is used or in which such use is contemplated.  The MEG Disclosure Letter contains a true and correct listing of: (i) all Intangibles which are owned (either in whole or in part), used by, or licensed to MEG or any MEG Subsidiary or which otherwise relate to the businesses of MEG or any MEG Subsidiary, and a description of each such Intangible which identifies its owner, registrant, or applicant; (ii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which MEG or any MEG Subsidiary owns or uses any Intangible (whether or not under license from third parties), together with the identification of the owner, registrant, or applicant of each such Intangible; (iii) all contracts, agreements, instruments, leases, and licenses and identification of all parties thereto under which MEG or any MEG Subsidiary grants the right to use any Intangible; and (iv) all validity, infringement, right-to-use, or other opinions of counsel (whether in-house or outside) which concern the validity, infringement, or enforceability of any Intangible owned or controlled by a party other than MEG or any MEG Subsidiary which relates to the businesses, properties, or assets of MEG or any MEG Subsidiary.  Except as specified in the MEG Disclosure Letter:  (v) MEG or a MEG Subsidiary is the sole and exclusive owner or licensee of, and (other than those licensed by MEG to any MEG Subsidiary to a third party) has the right to use, all Intangibles; (vi) no Intangible is subject to any order, judgment, decree, contract, agreement, instrument, lease, or license restricting the scope of the use thereof; (vii) during the last five years, neither MEG nor any MEG Subsidiary has been charged with, or has charged others with, unfair competition, infringement of any Intangible, or wrongful use of confidential information, trade secrets, or secret processes; and (viii) neither MEG nor any MEG Subsidiary is using any patentable invention, confidential information, trade secret, or secret process of others.  There is no right under any Intangible necessary to the businesses of MEG or any MEG Subsidiary as presently conducted or as it contemplates conducting, except such as are so designated in the MEG Disclosure Letter.  Neither MEG nor any MEG Subsidiary has infringed, is not infringing, and has not received notice of infringement in respect of the Intangibles or asserted Intangibles of others, nor has MEG or any MEG Subsidiary been advised by counsel or others that it is infringing or may infringe the Intangibles or asserted Intangibles of others if any currently contemplated business activity is effectuated.  To the knowledge of MEG, there is no infringement by others of Intangibles of MEG or any MEG Subsidiary.  As far as MEG can foresee, there is no Intangible or asserted Intangible of others that may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of MEG and the MEG Subsidiaries taken as a whole.  All contracts, agreements, instruments, leases, and licenses pertaining to Intangibles to which MEG or any MEG Subsidiary is a party, or to which any of its respective businesses, properties, or assets are subject, are in compliance with all laws, rules, regulations, orders, judgments, and decrees binding on MEG or any MEG Subsidiary or to which any of its respective businesses, properties, or assets are subject.  The trademarks, tradenames, and service marks used by MEG and the MEG Subsidiaries to identify, respectively, their products, businesses, and services are set forth in the MEG Disclosure Letter. No MEG shareholder, director, officer, or employee of MEG or any MEG Subsidiary, and, to the knowledge of MEG, no relative or affiliate of any MEG shareholder or any such director, officer, or employee, nor any other corporation or enterprise in which any MEG shareholders, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the businesses of MEG or any MEG Subsidiary.

(m)           All policies of fire and other insurance against casualty and other losses and public liability insurance carried by MEG and the MEG Subsidiaries are described in the MEG Disclosure Letter and are in full force and effect.  A full and complete copy of each such insurance policy has been provided to MEG.  All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable.  Neither MEG nor any MEG Subsidiary has failed to give any notice or present any claim under any insurance policy in due and timely fashion.  There are no actual claims or claims threatened in writing against MEG or any MEG Subsidiary which could come within the scope of such coverage nor are any such policies currently threatened with cancellation.  There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the respective assets, the businesses, or operations of MEG or any MEG Subsidiary or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the respective assets of MEG or any MEG Subsidiary or requiring or recommending any equipment or facilities to be installed on any premises from which the respective businesses of MEG or any MEG Subsidiary is conducted or in connection with any of the respective assets thereof.  Neither MEG nor any MEG Subsidiary has any knowledge of any material proposed increase in applicable insurance rates or of any conditions or circumstances applicable to the respective businesses thereof that might result in such increases.  No such policy is terminable by virtue of the transactions contemplated by this Agreement.

(n)           There has been no termination or cancellation of any relationship between MEG or by MEG Subsidiary and any material supplier, or any customer or group of customers which, individually or in the aggregate, represented more than five (5%) percent of the gross revenues of MEG taken as a whole during the year ended December 31, 2010, nor is there any reason to believe that any such terminations or cancellations of such magnitudes are pending or threatened.

(o)           No representation or warranty by MEG in this Agreement contains, or at the Effective Time will contain, an untrue statement of material fact or omits or at the Effective Time will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

(p)           MEG and each MEG Subsidiary is in compliance in all material respects with, and is not in violation of, applicable local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.  Neither MEG nor any MEG Subsidiary is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(q)           MEG has not, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the MEG Common Stock.

(s)           There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by MEG to, or for the benefit of, any of the officers, directors, or director-nominees of MEG or any of the members of the families of any of them, except as disclosed in the MEG Disclosure Letter.

(t)           MEG has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by MEG or MEG in connection with the Merger or any other transaction involving MEG and MEG.

(u)           Except as set forth in the MEG Disclosure Letter, no stockholder of MEG has any right to request or require MEG to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

(v)           MEG has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted, and intends in the future, to conduct its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

(w)           (i)           Neither MEG or any MEG Subsidiary, nor any person or entity acting on behalf or at the request of MEG or any MEG Subsidiary has, at any time during the last ten years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

(ii)           Neither MEG or any MEG Subsidiary, nor, to the best knowledge of MEG, any director, officer, agent, employee, or other person associated with, or acting on behalf of, MEG or any MEG Subsidiary, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.  MEG’s internal accounting controls and procedures are sufficient to cause MEG and the MEG Subsidiaries to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

(iii)           Neither any MEG or any MEG Subsidiary, nor any officer, director or affiliate of MEG or any MEG Subsidiary, has been, within the ten years ending at the Effective Time, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

(x)           Neither MEG nor any MEG Subsidiary has not, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the Common Stock to facilitate the sale or resale of the Shares.

(y)            (i)           MEG and each IRSB Subsidiary is in compliance in all material respects with all Environmental Laws that are applicable to its business, (ii) neither MEG nor any MEG Subsidiary has received notice from any governmental authority or third party of an asserted claim under Environmental Laws, (iii) to the best knowledge of MEG, neither MEG nor any MEG Subsidiary is likely to be required to make future material capital expenditures to comply with Environmental Laws (iv) no property which is owned, leased or occupied by MEG or any MEG Subsidiary has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law, and (v) neither MEG nor any MEG Subsidiary is in violation of any federal or state law or regulation relating to occupational safety or health.

(z)           There are no outstanding loans, advances or guarantees of indebtedness by MEG or any MEG Subsidiary to, or for the benefit of, any of the officers, directors, or director-nominees of any of the foregoing or any of the members of the families of any of them.

(aa)           Except as set forth in the SEC Documents, no stockholder of MEG has any right to request or require MEG to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

(ab)           MEG and each MEG Subsidiary is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, including, without limitation, Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto or thereunder.  Neither MEG nor any MEG Subsidiary is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(ac)           (i)  Neither MEG nor Acquisition has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a “reorganization” under section 368(a) of  the Code.  MEG is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

(ii)  MEG has no plan or intention to liquidate Surviving Corporation following the merger or close Surviving Corporation to sell or otherwise dispose of any assets of Intellicell acquired in the merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(iii)  MEG has no plan or intention to reacquire, and, to MEG’s knowledge, no person related to MEG within the meaning of Treasury Regulations Section 1.368-1. has a plan or intention to acquire, any of the MEG Common Stock issued in the Merger.

(ad)           No representation or warranty by MEG or Acquisition in this Agreement contains or and at the Effective Time will contain an untrue statement of material fact or omits or at the Effective Time will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

(ae)           The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.  The financial statements included in the MEG SEC Documents complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect hereto, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the Commission) and fairly present, subject in the case of the unaudited financial statements, to customary year end audit adjustments, the financial position of MEG and its subsidiaries, if any, as at the dates thereof and the results of its operations and cash flows.

VII.	CONDITIONS; ABANDONMENT AND TERMINATION

Section 7.01                                Right of MEG and Acquisition to Abandon.  MEG’s and Acquisition’s Boards of Directors shall have the right to abandon or terminate the Merger if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)           All representations and warranties of Intellicell contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by Intellicell and regardless of knowledge or lack thereof on the part of Intellicell or changes beyond its control; as of the Effective Time Intellicell shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before the Effective Time, respectively, by this Agreement; and MEG and Acquisition shall have received a certificate executed by the chief executive officer and the chief financial officer of Intellicell, dated the Effective Time, to that effect.

(b)           MEG and Acquisition shall have received at the Effective Time certificates executed by the chief executive officer and the chief financial officer of Intellicell as of such dates, to the effect that they have carefully examined the Periodic Reports, and any amendment or supplement thereto, and, to the best of their knowledge, (i) neither the Periodic Reports, nor any amendment or supplement thereto (A) contains an untrue statement of a material fact or (B) omits to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, provided in each case that such untrue statement or omission relates to information furnished by or on behalf of, or pertaining to, Intellicell or any Intellicell security holder, (ii) since the date hereof, no event with respect to Intellicell or any Intellicell security holder has occurred which should have been set forth in an amendment to any Periodic Report, or a supplement to any Periodic Report which has not been set forth in such an amendment or supplement, and (iii) any contract, agreement, instrument, lease, or license regarding Intellicell required to be filed as an exhibit to any Periodic Report has been filed with the SEC as an exhibit to or has been incorporated as an exhibit by reference into such Periodic Report.

(c)           MEG and Acquisition shall have received at the date hereof and at the Effective Time, opinion of Sichenzia Ross Friedman Ference LLP, counsel for Intellicell, dated as of such dates, addressed to MEG and Acquisition, in form attached hereto as Exhibit 7.01(c). In giving such opinions, such counsel may rely on other opinions, may make those assumptions, and may take those qualifications theretofore agreed to by MEG.

(d)           Intellicell shall have delivered to MEG and Acquisition at or prior to the Effective Time such other documents (including certificates of officers of Intellicell) as MEG may reasonably request in order to enable MEG and Acquisition to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(e)           All actions, proceedings, instruments, and documents required by Intellicell to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Rachel Baer, counsel to MEG and Acquisition, and Intellicell shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(f)           At the Effective Time, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(g)           There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of MEG, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of Intellicell, MEG, or Acquisition to consummate the Merger or any of the other transactions contemplated by this Agreement beyond May 31, 2011, (iii) requires the divestiture by MEG of a material portion of the business of either MEG and Acquisition taken as a whole, or of Intellicell, (iv) imposes material limitations on the ability of MEG effectively to exercise full rights of ownership of shares of the Surviving Corporation including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to MEG or Acquisition of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

(h)           If required thereby, the OTCQB shall, at or prior to the Effective Time, have approved the inclusion thereon of the MEG Common Stock to be issued in the Merger.

(i)           The parties to this Agreement shall have obtained at or prior to the Effective Time all unconditional written approval to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over MEG, Acquisition, or Intellicell or the subject matter of this Agreement.

(j)           At or prior to the Effective Time, MEG and Acquisition shall have made all filings, and taken all actions, necessary to comply with all applicable “blue-sky” laws with regard to the issuance of MEG Common Stock as contemplated by this Agreement other than the filing of Form D up to 15 days following the Effective Time.  Without limiting the generality of the foregoing, any prescribed periods within which a “blue-sky” or securities law administrator may disallow MEG’s or Acquisition’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Effective Time.

(k)           The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(l)           Each of the Employment Agreements shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Effective Time; shall at the Effective Time be in full force, valid, and binding upon the parties thereto; and shall (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) be enforceable by them in accordance with their terms at the Effective Time, and no employee therein at any time from the execution thereof until immediately after the Effective Time shall have been in violation of or in default in complying with any material term thereof.

(m)           There shall not have been any material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of Intellicell since the date hereof.

(n)           MEG and Acquisition shall conduct a due diligence review of Intellicell, including, without limitation, a review of the Intellicell Disclosure Letter and the documents referenced therein delivered prior to the Effective Time, and shall be reasonably satisfied with the result of such review.

Section 7.02                                Right of Intellicell to Abandon.  Intellicell’s Board of Directors shall have the right to abandon or terminate the Merger if any of the following shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)           All representations and warranties of MEG and Acquisition contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by MEG and Acquisition and regardless of knowledge or lack thereof on the part of MEG and Acquisition or changes beyond their control; as of the Effective Time, MEG and Acquisition shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Effective Time by this Agreement; and Intellicell shall have received certificates executed by the chief executive officer and the chief financial officer of MEG and the chief executive officer and the chief financial officer of Acquisition, dated the Effective Time, to that effect.

(b)           Intellicell shall have received at the Effective Time, certificates executed by the chief executive officer and the chief financial officer of MEG and the chief executive officer and the chief financial officer of Acquisition, dated as of such dates, to the effect that they have carefully examined the Periodic Reports, and any amendment or supplement thereto, and, to the best of their knowledge, (i) neither any Periodic Report, nor any amendment or supplement thereto (A) contains an untrue statement of a material fact or (B) omits to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, provided in each case that such untrue statement or omission relates to information furnished by or on behalf of, or pertaining to, MEG, Acquisition, or any MEG security holder, (ii) since the date of the filing of any Periodic Report, no event with respect to MEG, Acquisition, or any MEG security holder has occurred which should have been set forth in an amendment or a supplement to such Periodic Report which has not been set forth in such an amendment or supplement, and (iii) any contract, agreement, instrument, lease, or license regarding MEG or Acquisition required to be filed as an exhibit to any Periodic Report has been filed as an exhibit to or has been incorporated as an exhibit by reference into such Periodic Report.

(c)           Intellicell shall have received at the date hereof and at the Effective Time opinions of ________________________, counsel for MEG and Acquisition, dated as of such dates, addressed to Intellicell, in the form attached hereto as Exhibit 7.02(c).  In giving such opinion, ________________ may rely upon those matters, may rely on other opinions, may make those assumptions, and may take those qualifications heretofore agreed to by Intellicell.

(d)           MEG and Acquisition shall have delivered to Intellicell at or prior to the Effective Time such other documents (including certificates of officers of MEG or of Acquisition) as Intellicell may reasonably request in order to enable Intellicell to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(e)           All actions, proceedings, instruments, and documents required by MEG or Acquisition to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Sichenzia Ross Friedman Ference, counsel to Intellicell, and MEG or Acquisition shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(f)           At the Effective Time there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(g)           There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Intellicell, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of MEG, Acquisition, or Intellicell to consummate the Merger or any of the other transactions contemplated by this Agreement beyond May 31, 2011, or (iii) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to the stockholders of Intellicell of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

(h)           (i) If required, the OTCQB shall, at or prior to the Effective Time, have approved the inclusion of the MEG Common Stock to be issued in the Merger.

(ii)           The MEG Common Stock shall be included for quotation on the OTCQB under the name Intellicell BioSciences, Inc.

(i)           The parties to this Agreement shall have obtained at or prior to the Effective Time all unconditional written approval to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over MEG, Acquisition, or Intellicell or the subject matter of this Agreement.

(j)           At or prior to the Effective Time, MEG and Acquisition shall have made all filings, and taken all actions, necessary to comply with all applicable “blue-sky” laws with regard to the issuance of MEG Common Stock as contemplated by this Agreement other than the filing of Form D up to 15 days following the Effective Time.  Without limiting the generality of the foregoing, any prescribed periods within which a “blue sky” or securities law administrator may disallow MEG’s or Acquisition’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Effective Time.

(k)           The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(l)           Each of the Employment Agreements shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Effective Time; shall at the Effective Time be in full force, valid, and binding upon the parties thereto; and shall (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) be enforceable by them in accordance with their terms at the Effective Time, and no employee therein at any time from the execution thereof until immediately after the Effective Time shall have been in violation of or in default in complying with any material term thereof.  All employment agreements with MEG officers and directors shall have been terminated and each MEG officer and director shall have executed a settlement and release with MEG.

(m)           There shall not have been any material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities, earnings or prospects of Intellicell since the date hereof.
(n)           Intellicell shall conduct a due diligence review of MEG and Acquisition, including, without limitation, a review of the MEG Disclosure Letter and the documents referenced therein delivered prior to the Effective Time, and same shall be satisfactory in the reasonable opinion of Intellicell.

(o)           MEG shall file with the SEC the annual report on Form 10-K for the year ended December 31, 2010 and all periodic reports (annual reports, quarterly reports and current reports) required to be filed in accordance with its obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, including a Form 8-K for the name change to Media Exchange Group, Inc. and any certificates of designations for MEG preferred stock.

(p)           The officers and directors of MEG shall have executed such certificates and representations reasonably requested by Intellicell to confirm that MEG is not a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and that all employment agreements have been terminated and there are no amounts due under any employment agreements.

(q)           At the Effective Time, there shall not be more than an aggregate of 14,000,000 shares of MEG Common Stock issued and outstanding on a fully-diluted basis (including all shares reserved for issuance upon conversion or exercise of outstanding options, warrants, notes, preferred stock or any other securities convertible into MEG Common Stock).

(r)           At the Effective Time, liabilities (including accounts payable, accrued liabilities, other payables, short-term debt, long-term debt, convertible notes and other debt) shall be no greater than $1,200,000.

VIII.	ADDITIONAL TERMS OF ABANDONMENT

Section 8.01                                Mandatory Abandonment.  The Merger shall be abandoned or terminated if:

(a)           in the event that the meeting of stockholders of MEG referred to in Section 3.01 is required, the holders of at least a majority of the shares of MEG Common Stock outstanding and entitled to vote at such meeting of stockholders shall not have voted in favor of the adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby; or

(b)           the holders of at least a majority of the shares of Intellicell Common Stock outstanding and entitled to vote at the meeting of stockholders of Intellicell referred to in Section 3.01 shall not have voted in favor of the adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby.

Section 8.02                                Optional Abandonment.  In addition to the provisions of Article VII, the Merger may be abandoned or terminated at or before the Effective Time notwithstanding adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby by the stockholders of the parties hereto:

(a)           by mutual agreement of the Boards of Directors of MEG, Acquisition, and Intellicell;

(b)           at the option of MEG’s and Acquisition’s Boards of Directors or Intellicell’s Board of Directors, if the Effective Time shall not have occurred on or before May 31, 2011;

(c)           at the option of MEG’s and Acquisition’s Boards of Directors, if facts exist which render impossible compliance with one or more of the conditions set forth in Section 7.01 and such are not waived by MEG; and

(d)           at the option of Intellicell’s Board of Directors, if facts exist which render impossible compliance with one or more of the conditions set forth in Section 7.02 and such are not waived by Intellicell.

Section 8.03                                Effect of Abandonment.  If the Merger is abandoned or terminated as provided for in Article VII or in this Article VIII, except for Sections 5.01(h), 5.01(m), and 5.02(e), and Article IX, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof; provided, however, that nothing in this Section 8.03 shall release MEG, Acquisition, or Intellicell or any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof from liability for a willful failure to carry out its respective obligations under this Agreement.

IX.	MISCELLANEOUS

Section 9.01                                Further Actions.  At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 9.02                                Availability of Equitable Remedies.  Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

Section 9.03                                Survival; Knowledge. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Effective Time for a period of 18 months thereafter, except for those contained in or made pursuant to Sections 2.01 and 5.01(m) and Article IX, which shall survive for two years following the Effective Time.  The statements contained in any document executed by MEG or Acquisition relating hereto or delivered to Intellicell in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of MEG or Acquisition pursuant hereto or thereto or delivered to Intellicell in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of MEG and Acquisition hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby or thereby).  The statements contained in any document executed by Intellicell relating hereto or delivered to MEG or Acquisition in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of Intellicell pursuant hereto or thereto or delivered to MEG or Acquisition in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of Intellicell hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby or thereby).  For the purposes of this Agreement, where an entity represents and warrants a fact “to the best of its knowledge” it shall have imputed to its knowledge only the actual conscious awareness of facts or other information, without investigation, of the executive officers and the chief financial officer of the entity and its subsidiaries.  Where an individual represents and warrants a fact “to the best of the individual’s knowledge” the individual shall have imputed to that individual only the actual conscious awareness of facts or other information, without investigation, of that individual.

Section 9.04                                Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 9.03) and supersedes all existing agreements among them concerning such subject matter.  This Agreement may be amended prior to the Effective Time (notwithstanding stockholder adoption and approval) by a written instrument executed by MEG, Acquisition, and Intellicell with the approval of their respective Boards of Directors; provided, however, that no such amendment shall, without stockholder adoption and approval by an appropriate vote by stockholders of the Constituent Corporation whose stockholders have been adversely affected, change the number of shares of MEG Common Stock which may be issued pursuant to this Agreement, or materially and adversely affect the rights of MEG or Intellicell stockholders.  No amendment to accelerate or postpone the Effective Time shall be deemed to change such number of shares or affect adversely the rights of the MEG or Intellicell stockholders.

Section 9.05                                Notices.  All notices under this Agreement must be in writing and addressed, if to MEG or Acquisition, to its corporate secretary, and if to Intellicell, to its chief executive officer.  Any notice or other communication in connection with this Agreement shall be deemed to have been given (i) if personally delivered to a party, when so delivered, (ii) (A) if by certified mail, three business days after mailing or (B) if by Federal Express or other recognized next day carrier timely posted  for next business day delivery, the next business day following such timely posting, to the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.05), or (iii) if by facsimile, once transmitted (provided that the appropriate answer back or telephonic confirmation is received), if to MEG at the address set forth in the Introductory Paragraph hereto, Attention: Chief Executive Officer.  Either party may change the address or facsimile number to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner set forth.  A copy of all notices to Intellicell shall be simultaneously provided to Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, N.Y. 10006, Attention:  Richard Friedman (fax number (212) 930-9725) by the same means of delivery as it is given to Intellicell.

Section 9.06                                Waiver.  Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.  No party shall have the right to waive compliance with Section 8.01, the second sentence of Section 9.04, or this sentence.

Section 9.07                                Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of MEG, Acquisition, and Intellicell and their respective successors and assigns and shall inure to the benefit of each MEG Indemnitee and each Intellicell Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

Section 9.08                                No Third-Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except for the Intellicell stockholders with respect to Section 2.01 and except as provided in Section 9.07.

Section 9.09                                Severability.  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances, provided, however, that the economic and legal substance of the transactions contemplated by this Agreement are not affected in any way materially adverse to any party hereto.

Section 9.10                                Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 9.11                                Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, any document relating hereto or delivered in connection with the transactions contemplated hereby, any statement, certificate, or other instrument delivered by or on behalf of, or delivered to, any party hereto or thereto in connection with the transactions contemplated hereby or thereby, any breach of this Agreement or such other document, the Merger, or the other transactions contemplated hereby or thereby may be brought only in the state courts of the State of New York located in New York City, or in the United States District Court for the Southern District of New York and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Section 9.12	Certain Definitions..

	Defined	First Used
Acquisition	Preamble	Preamble
Agreement	Preamble	Preamble
Code	4.02	4.02
DGCL	Introduction	Introduction
Effective Time	3.02	1.02
Employment Agreements	5.01(o)	5.02(i)(ii)
Exchange Agent	2.01(c)	2.01(c)
Exchange Ratio	2.01(a)	2.01(a)
Intangibles	6.01(i)	6.01(i)
Intellicell	Preamble	Preamble
Intellicell Common Stock	2.01(a)(i)	2.01(a)(i)
Intellicell Affiliates	2.03	2.03
Intellicell Disclosure Letter	2.03	2.03
Intellicell Stock Option	5.01(b)	5.01(b)
Intellicell Subsidiary	6.01(a)	6.01(a)
Intellicell Takeover Proposal	5.01(j)	5.01(j)
Last Intellicell Balance Sheet	6.01(d)(i)	6.01(d)(i)
Last Intellicell Balance Sheet Date	6.01(d)(i)	6.01(d)(i)
Last MEG Balance Sheet	6.02(d)(i)	6.02(d)(i)
Last MEG Balance Sheet Date	6.02(d)(i)	6.02(d)(i)
Material	5.01(d)	5.01(d)
MEG	Preamble	Preamble
MEG Capital Stock	2.05	2.05
MEG Charter Amendments	5.02(a)(iii)	5.02(a)(iii)
MEG Common Stock	2.01(a)(i)(A)	2.01(a)(i)(A)
MEG Designee	1.03	1.03
MEG Disclosure Letter	6.02(a)	5.02(d)
MEG Indemnitees	5.01(m)	5.01(m)
MEG Preferred Stock	2.01(a)	2.01(a)
MEG Preferred Stock Certificate of Designations	2.01(a)	2.01(a)
Merger	Introduction	Introduction
New Certificates	2.01(c)	2.01(c)
Offerings	5.02(a)(ii)	5.02(a)(ii)
Old Certificates	2.01(c)	2.01(c)
Period Reports	5.01(l)	5.01(l)
Permitted Transactions	5.02(c)	5.02(c)
Release Time	5.01(a)	5.01(a)
SEC Documents	6.02	6.02
Stop Order	7.01(s)	7.01(s)
Surviving Corporation	Preamble	Preamble
Taxes	6.01(d)	6.01(d)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

MEDIA EXCHANGE GROUP, INC.

By/s/ Joseph R. Cellura
Name: Joseph R. Cellura
Title:CEO

INTELLICELL ACQUISITION CORP.

By/s/ Joseph R. Cellura
    Name: Joseph R. Cellura
    Title: CEO

INTELLICELL BIOSCIENCES, INC.

By/s/ Steven Victor, MD
    Name: Steven Victor, MD
    Title: CEO

SCHEDULE 5.01

Securities Offered: Units (the “Units”) consisting of (i) a $50,000 principal amount Subordinated Convertible Note (the “Convertible Notes”), plus (ii) a detached Common Stock Purchase Warrant (“Warrants”) to purchase 57,143 shares of the Company’s common stock (the “Common Stock”).

Terms of Warrants: The Warrants are detached from the Convertible Notes and are not redeemable by the Company.

Coverage: Two Warrants for each $1.72 of principal amount of
Convertible Notes subscribed for. As an illustration, if an investor purchases one (1) Unit (a $50,000 principal amount Convertible Note), such investor shall receive warrants to purchase 57,143 shares of Common Stock.

Exercise Price: $1.72 per share, subject to adjustment, payable in cash.
If at the time of such exercise, the Common Stock is traded in the over the counter market or on a national securities exchange, the holder may elect to exercise the warrants using a cashless exercise feature; unless such warrant shares can be freely resold immediately upon exercise without restrictions (pursuant to a registration statement or Rule 144), in which case the warrants must be exercised for cash.

Expiration: March 31, 2016.

Anti-Dilution: The Warrant exercise price will be subject to adjustment for stock splits, stock dividends, recapitalizations and similar events.

The Warrant exercise price will also be subject to full ratchet anti-dilution protection (with customary exclusions) in the event the Company issues Common Stock at a price below the exercise price.